For period ending October 31, 2007

File number 811-22078

Exhibit 77H:

	UBS Global Asset Management (Americas) Inc. may be deemed to have had initial control of the Registrant as it had provided seed capital to
establish each series.   Such control ceased on various dates during the
initial semi-annual reporting period as public investors invested in each series and the initial seed capital investments were either withdrawn or reduced.